Exhibit 10.45

[Duane Reade Holdings, Inc. Letterhead]

Mr. Joseph C. Magnacca

520 W. 19th Street

Apartment 6A

New York, NY 10011

Dear Mr. Magnacca:

As you know, Duane Reade Holdings Inc., a Delaware corporation (the “Company”), Walgreen Co., an Illinois corporation (“Buyer”), Duane Reade Shareholders, LLC, a Delaware limited liability company, (“Seller Representative”) and the other stockholders of the Company (together with the Seller Representative, the “Sellers”), entered into a Securities Purchase Agreement, effective February 17, 2010 (as amended and restated from time to time, the “Purchase Agreement”) that, upon consummation of the transactions contemplated thereby (the “Transaction”), will result in the Company becoming wholly-owned by Buyer.

Therefore, subject to the consummation of the Transaction (the “Closing”), Seller Representative, the Company and you each agree to the following:

1. Definitive Payment. Subject to your continued employment through the Closing, you will receive a lump sum cash payment (the “Special Closing Payment”) in a pre-tax amount equal to (a) $892,500, minus (b) any amounts you receive pursuant to the terms of the Purchase Agreement in respect of your then-outstanding options to purchase Company common stock, granted under the Company’s Management Stock Option Plan (“Options”), which Options shall be cancelled immediately prior to the Closing, and minus (c) any amounts you receive pursuant to the terms of any other existing contractual commitments that are contingent, in whole or in part, on the occurrence of the Transaction. The Special Closing Payment shall be paid by wire on the Closing Date (as defined in the Purchase Agreement) to the account information provided by you to the Company in advance of the Closing. Exhibit A to this letter sets forth your Options that are outstanding as of the date hereof.

2. Contingent Payment. Subject to your continued employment through the Closing, you will be eligible to receive a lump sum cash payment (the “Contingent Additional Payment”) in a pre-tax amount equal to 10.50% of the amount of the Available Pool. For purposes of this letter, “Available Pool” means an amount not in excess of $2,500,000, as determined by the persons who are members on the date hereof of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in their sole discretion, based on (1) the achievement of the Company’s financial budget for the 2010 fiscal year during the period from the beginning of the 2010 fiscal year through the Closing and (2) in connection with the transactions contemplated by the Purchase Agreement, (A) successful resolution for the account of both Buyer and Sellers of the following matters described in the Company Disclosure Letter (as defined in the Purchase Agreement): (a) Item 3 of Schedule 3.9(a), Item 1 of Schedule A(ii), Item 1 of Schedule 8.3(c)(ii)(A) and Item 1 of Schedule 9.12(i); (b) Item 14 of Schedule 3.12; (c) Item 7 of Schedule 3.16(a), Item 1 of Schedule A(i) and Items 1 and 2 of Schedule 9.13; and (d) Item 3 of Schedule 3.16(a), Item 2 of Schedule A(ii) and Item 2 of Schedule 9.12(ii) and (B) release of all indemnities without cost to Sellers. The Contingent Additional Payment, if any, shall be paid promptly following (but in no event more than 75 days after) the final determination of indemnification obligations relating to the representations and warranties under the Purchase Agreement.

3. No Company Liability After Closing. Except as provided in Paragraph 8 below, from and after the Closing, the Company shall have no liability for payment of the Special Closing Payment (to the extent not paid on the Closing Date) or any Contingent Additional Payment, and from and after the Closing, Seller Representative shall be solely liable for any payments to be made hereunder.

4. Subject to Transaction. You shall be eligible to receive the Special Closing Payment and the Contingent Additional Payment only if the Closing occurs. If the Closing does not occur, this letter shall be null and void ab initio, and shall have no legal force or effect. For the avoidance of doubt, the Special Closing Payment and the Contingent Additional Payment, if any, are payable only in respect of the Transaction as contemplated by the Purchase Agreement, and shall not apply to any other transaction with Buyer or any other person or entity.

5. Shareholder Approval Condition. To the extent that any portion of either or both of the Special Closing Payment and the Contingent Additional Payment would be an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder) (any such portions, the “Potential Parachute Payments”), then payment of the Potential Parachute Payments shall be subject to, and conditioned upon, shareholder approval of the Special Closing Payment and the Contingent Additional Payment obtained in accordance with the requirements of Section 280(G)(b)(5) of the Code, and the regulations promulgated thereunder (which approval may only be effectively obtained in connection with the disclosure of the Transaction to the Company’s stockholders). For the avoidance of doubt, the payment of the portions of the Special Closing Payment and Contingent Additional Payment that are not Potential Parachute Payments are not subject to or conditioned upon obtaining such shareholder approval.

6. No Effect on 2009 Annual Bonus. The opportunities to receive the Special Closing Payment and the Contingent Additional Payment shall not affect your annual bonus opportunity for the Company’s 2009 fiscal year.

7. Withholding Taxes. The Company and/or Seller Representative may withhold from any amounts payable in respect of the Special Closing Payment and the Contingent Additional Payment such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

8. Cooperation Following the Closing. Notwithstanding the provisions of Paragraph 3 above, the Company agrees to provide Seller Representative with such information as is reasonably needed for Seller Representative to determine the tax and withholding obligations applicable to the Special Closing Payment and the Contingent Additional Payment and to cooperate with Seller Representative as is reasonably necessary to satisfy any withholding and reporting obligation that may apply to the Special Closing Payment and the Contingent Additional Payment.

9. No Other Special Transaction Payments. Other than payments in respect of Options and pursuant to any previously existing contractual agreements described in clauses (b) and (c) of Paragraph 1 above, respectively, you acknowledge that the Special Closing Payment and the Contingent Additional Payment (and similar payments to other selected members of Company management), and any retention payments that may become payable by Buyer to you following the Closing in accordance with a separate letter agreement between you and the Buyer, represent the entire consideration to be payable to you in connection with the Transaction. For the avoidance of doubt, the foregoing provisions of this Paragraph 9 do not preclude you in any way from receiving any proceeds pursuant to the Purchase Agreement from the realization of your investments in the Company’s common stock or Series A preferred stock, or pursuant to awards under the Company’s Phantom Stock Plan.

10. Governing Law. The interpretation, construction and performance of this award letter shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its principles of conflicts of laws.

11. IRC Section 409A. This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), or an exemption or exclusion therefrom, and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this letter (including any taxes and penalties under Section 409A), and neither the Company, the Seller Representative nor any of their affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

12. Entire Agreement; Amendments. This letter and the Purchase Agreement (to the extent related to the calculation of the Special Closing Payment and the Contingent Additional Payment) constitute the entire agreement and understanding of the parties regarding the subject matter of this letter and supersedes all previous agreements, arrangements, communications, and understandings relating to such subject matter. This letter may be amended, modified, superseded, or canceled, and any of the terms thereof may be waived, only by a written document signed by a duly authorized officer of the Seller Representative and you.

13. Company Not a Party From and After the Closing. From and after the Closing, the Company shall no longer be a party to this letter.

14. Miscellaneous. This letter agreement is entered into on March 18, 2010 and amends and restates the letter agreement you entered into with the Company and Seller Representative on February 17, 2010 (the “Original Letter”). The parties acknowledge and agree that, notwithstanding anything to the contrary contained herein, this letter agreement shall be effective as of the time of the execution and delivery of the Original Letter (the “Effective Time”), and, accordingly, the temporal phrases and words “the date hereof,” “existing” and any substantially similar phrase or word used herein shall be deemed to refer or relate to the Effective Time as if this amended and restated letter were delivered at such time.

15. Counterparts. This letter may be signed in counterparts (including via facsimile and electronic image scan (PDF)), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

DUANE READE HOLDINGS, INC.

By:	/s/ JOHN A. LEDERER
	Name:	John A. Lederer
	Title:	Chairman and CEO

DUANE READE SHAREHOLDERS, LLC

By:	/s/ TYLER J. WOLFRAM
	Name:	Tyler J. Wolfram
	Title:	Vice President and Secretary

AGREED TO AND ACCEPTED BY:

/s/ JOSEPH C. MAGNACCA
Joseph C. Magnacca

EXHIBIT A

Outstanding Options

Holder	Number of shares of Common Stock subject to Company Option	Exercise price per share	Date of grant
Joseph C. Magnacca	30,000	$100.00	09/29/08
Joseph C. Magnacca	20,000	$100.00	09/29/08

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